EXHIBIT 5.1

March 31, 2008

ProUroCare Medical Inc.

5500 Wayzata Blvd, Suite 310

Golden Valley, MN  55416

RE:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ProUroCare Medical Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of up to 300,000 shares of the Company’s common stock, par value $0.00001 per share ( the “Shares”), with 150,000 shares issuable under the Amended and Restated 2002 Stock Plan (the “2002 Plan”) and 150,000 shares issuable under the Amended and Restated 2004 Stock Option Plan (the “2004 Plan” and, together with the 2002 Plan, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the law of the State of Nevada governing private corporations (i.e., Title 7, Chapter 78 of the Nevada Revised Statutes).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney, LLP